News Release
July 11, 2001

Four-Month Forbearance Agreement Finalized

Irving, Texas, July 11, 2001: Darling International Inc. (AMEX:DAR) has entered into a four-month forbearance agreement effective June 29, 2001, with the parties to its existing Credit Agreement that extends the existing Credit Agreement to October 31, 2001. The forbearance agreement, among other things, raises the interest rate under the Credit Agreement from 1% over prime to 3% over prime, requires the payment of a one-time fee to the lenders, and limits financial covenants to certain minimum cash flows based upon the Company's own projected cash flow for certain periods during the 4-month forbearance period.

The forbearance agreement should provide the Company with sufficient funds to permit the Company to continue to operate its business in the ordinary course while it negotiates with its lenders the terms of a new credit facility. No assurance can be given that the Company will reach an agreement with its lenders on a new credit facility.

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world.

{ This media release contains forward-looking statements regarding the business operations of Darling. These statements are identified by words such as “may,” “will,” “expect,” “believe,” “intend,” “anticipate,” “should”, “estimate,” continue,” and other words referring to events to occur in the future. These statements reflect Darling’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including business and economic conditions in its existing markets. Other risks and uncertainties regarding Darling, the industry in which it operates and the implementation of its business strategy are described in Darling’s Form 10-Qs, the most recent filed May 14, 2001; Form 10-K filed March 30, 2001; and Darling’s Proxy Statement filed April 20, 2001. Darling undertakes no obligation to update any forward-looking statements made in this media release. }

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 FOR MORE INFORMATION CONTACT:
     John O. Muse, Executive Vice President of                      251 O'Connor Ridge Blvd., Suite 300
           Finance and Administration, or                                             Irving, Texas  75038
      Brad Phillips, Treasurer                                                        Phone:  972-717-0300